UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 28, 2007
Enpath Medical, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	0-19467 (Commission File Number)	41-1533300 (IRS Employer Identification No.)

2300 Berkshire Lane North
Minneapolis, Minnesota	55441
(Address of principal executive offices)	(Zip Code)
(763) 951-8181
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On April 28, 2007, Enpath Medical, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Greatbatch, Ltd. (“Purchaser”), a wholly owned subsidiary of Greatbatch, Inc. (“Greatbatch”), and Chestnut Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Purchaser, pursuant to which, among other things:
     (a) Merger Sub shall commence a tender offer (as it may be amended from time to time in accordance with the Merger Agreement, the “Offer”) no later than May 8, 2007 to purchase all of the outstanding shares of the Company’s common stock at a price of $14.38 per share (such amount, or any different amount per share offered pursuant to the Offer in accordance with the terms of the Merger Agreement, the “Offer Price”), on the terms and subject to the conditions set forth in the Merger Agreement;
     (b) following the acceptance of common stock tendered in the Offer, if more than 80% of the then outstanding shares of common stock have been validly tendered and not withdrawn pursuant to the Offer, Merger Sub will have an option (the “90% Top-Up Option”), exercisable upon the terms and conditions set forth in the Merger Agreement, to purchase that number of shares of common stock equal to the lowest number of newly issued shares of common stock that, when added to the number of shares of common stock directly or indirectly owned by Purchaser at the time of such exercise, shall constitute one share more than 90% of shares of common stock then outstanding (taking into account the issuance of the 90% Top-Up Option shares) at a cash price per share equal to the Offer Price; and
     (c) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly-owned subsidiary of Purchaser (the “Merger”), and each share of Common Stock that is not tendered and accepted pursuant to the Offer will thereupon be canceled and converted into the right to receive cash in an amount equal to the Offer Price, on the terms and subject to the conditions set forth in the Merger Agreement.
The Company has made various representations and warranties and agreed to specified covenants in the Merger Agreement, including covenants relating to the Company’s conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals with respect to alternative transactions, governmental filings and approvals, public disclosures and other matters. The Merger Agreement contains certain termination rights of Purchaser and the Company and provides that, upon the termination of the Merger Agreement under specified circumstances, the Company will be required to pay Purchaser a termination fee of $3.0 million. The consummation of the tender offer and the completion of the Merger are subject to specified conditions, including regulatory approvals.
The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and is incorporated herein by reference.
The Merger Agreement has been attached to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company or Greatbatch. In particular, the assertions embodied in the Company’s representations and warranties contained in the Merger Agreement are qualified by information in the disclosure schedules provided by the Company in connection with the signing of the Merger Agreement. The disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purpose of allocating risk between the parties rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders. Accordingly, you should not rely on the representations and warranties in the Merger Agreement as characterizations of the actual state of facts about the Company or Greatbatch.

Item 8.01 Other Events
On April 30, 2007, the Company and Greatbatch, Inc. issued a joint press release relating to the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated April 28, 2007, by and among the Company, Greatbatch, Ltd. and Chestnut Acquisition Corporation.
99.1	Press release dated April 30, 2007, issued by the Company and Greatbatch, Inc.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 30, 2007	ENPATH MEDICAL, INC.

/s/ Scott Youngstrom

Scott Youngstrom
Chief Financial Officer